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                                                                      EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT




       We consent to the incorporation by reference in Registration Statement No. 2-92428 on Form S-8, Post Effective Amendment No. 7 to Registration Statement No. 2-59290 on Form S-8 and Post Effective Amendment No. 3 to Registration Statement No. 2-73205 on Form S-8 of our report dated August 19, 2002, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 2, the classification error described in notes 9 and 13 and revisions of certain disclosures), appearing in the Fiscal 2001 Annual Report to Stockholders and incorporated by reference in the Annual Report on Form 10-K/A of The Great Atlantic & Pacific Tea Company, Inc. for the year ended February 23, 2002.



/s/ Deloitte & Touche LLP
-------------------------

Deloitte & Touche LLP
Parsippany, New Jersey
August 22, 2002